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                                EXHIBIT 10.36

          BELDEN CDT INC. LONG-TERM CASH PERFORMANCE PLAN (SUMMARY)

The Belden CDT Inc. Long-Term Cash Performance Plan is part of the long-term component of Belden CDT management's total compensation (the other long-term components being stock options, stock appreciation rights and other awards under the Long-Term Incentive Plan). Awards are given annually and have four- year performance cycles. At the end of the four years, the management participant's cash payment will be determined by the achievement of Company- based financial objectives during the four-year period. Such financial objectives are based on the Company's EBITDA and ROIC during the measurement period relative to a benchmark index. Depending on the Company's attainment of such performance goals, the award will either result in no payment, a minimum payment, a target payment, a maximum payment or a payment in between these amounts. The Compensation Committee establishes the performance goals for each award. Starting in 2007, cash awards could be made under the plan if the ROIC payout threshold and performance criteria are met.